CERTIFICATE OF DESIGNATION

ESTABLISHING THE

SERIES A PREFERRED STOCK

(Pursuant to Sections 103 of the Delaware Code)

Primco Management Inc., a corporation organized and existing under the Delaware Code.

DOES HEREBY CERTIFY:

That, pursuant to the authority confirmed upon the Board of Directors of Primco Management Inc. by the Articles of Incorporation of the Corporation, and pursuant to the provisions of the Delaware Code, the Board, by unanimous written consent on May 23, 2013, adopted the following resolutions providing for the rights, designation, number, powers, preferences, limitations, restrictions, relative rights, and other matters relating to a series of preferred stock of the Corporation to be designated “Series A Preferred Stock”:

RESOLVED, that the Corporation amend Article IV of its Articles of Incorporation to create and issue a series of Preferred Stock to be designated the "Series A Preferred Stock" by adding the following subsections to Article IV, and that the Board does hereby fix and determine the rights, designation, number, powers, preferences, limitations, restrictions, and relative rights and other matters relating to such shares of Series A Preferred Stock as follows:

A.   Designation and Number.  A series of the preferred stock, designated the "Series A Preferred Stock," $0.00001 par value, is hereby established.  The number of shares of the Series A Preferred shall be Ten Million (10,000,000).  The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred are as set forth in this Article IV.

B.   Relative Seniority.  In respect to the right to receive dividends, the Series A Preferred Shares shall rank senior to the common stock of the Corporation.  In respect to the right to participate in distributions or payments in the event of any liquidation, dissolution, or winding up of the Corporation, holders of the Series A Preferred Shares shall be entitled to receive a preferred return equal to the purchase price paid for such Series A Preferred Stock.  The remainder of the amount distributed will be allocated among the holders of common stock and Series A Preferred Shares pro-rata according to their share ownership of either class.

C.   Dividend Provisions. The holders of Series A Preferred Shares shall not be entitled to receive any cash dividends.

D.   Conversion.  Commencing twelve months after issuance, each Series A Preferred Share will be convertible at the option of the holder into one hundred (100) shares of common stock.  The conversion ratio will be adjusted to account for stock splits and other, similar changes in the capital structure of Primco Management Inc.

E. Preemptive Rights.  The holders of Series A Preferred stock will not be entitled to any preemptive rights to purchase of stock in future stock offerings of Primco Management Inc.

F. Voting Rights.  The holders of the Series A Preferred Shares shall be entitled to one thousand (1,000) votes per Series A Preferred Share at any meeting of the stockholders for the election of directors or for any other purpose or to participate in any action taken by the Corporation or the stockholders thereof, or to receive any notice of any meeting of stockholders.

G. Right of Co-Sale (Tag Along). The Series A Preferred Shareholders do not have the right of co-sale.  If a majority shareholder sells his or her stake, the Series A Preferred Shareholders do not have the right to join the transaction and sell his or her minority stake in Primco Management Inc.

H. Forced Co-Sale (Drag Along).  The Series A Preferred Shareholders will not be required to sell all of their Series A Preferred Shares on the same terms or conditions of a co-sale by a majority shareholder.

I. Right of First Refusal. If any of the Series A Preferred Shareholders wishes to sell, transfer or otherwise dispose of any or all of his/her Series A Preferred Shares, the other Series A Preferred Shareholders shall not have a prior right to buy such Series A Preferred Shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 6th day of August 2013.

Primco Management Inc.

_______________________________

David Michery

Chief Executive Officer